EXHIBIT 8.1

                   [Letterhead of Willkie Farr & Gallagher]



August 29, 1996



CalEnergy Capital Trust
c/o CalEnergy Company, Inc.
302 South 36th Street, Suite 400
Omaha, Nebraska  68131

Re:      CalEnergy Company, Inc.;
         CalEnergy Capital Trust;
         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to CalEnergy Company, Inc., a Delaware corporation (the "Company"), and CalEnergy Capital Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-08315), as filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") on July 17, 1996 under the Securities Act of 1933, as amended (the "Act") and Amendment No. 1 thereto, as filed on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), relating to the registration under the Act of (i) 2,078,600 6 1/4% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES)SM or TIDES SM (liquidation preference $50 per each of the TIDES) (the "TIDES") representing undivided beneficial ownership interests in the assets of the Trust; (ii) 6 1/4% Convertible Junior Subordinated Debentures Due 2016 (the "Convertible Junior Subordinated Debentures") of the Company, which may be distributed under certain circumstances to the holders of the TIDES; (iii) the shares of common stock, par value $0.0675 per share (the "Common Stock"), of the Company issuable upon conversion of the TIDES and the Convertible Junior Subordinated Debentures; and (iv) the Preferred Securities Guarantee of the Company (as defined in the Registration Statement).

We hereby confirm that, although the discussion set forth in the above captioned registration statement under the heading "UNITED STATES TAXATION" does not purport to








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CalEnergy Capital Trust
August 29, 1996
page 2

discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the TIDES, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the TIDES under current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth in the next sentence, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We also consent to the use of our name under the heading "Legal Matters" in the Registration Statement and in the related Prospectus. We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.



Very truly yours,

/s/ Willkie Farr & Gallagher